Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of our reports dated February 16, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of DraftKings Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

Boston, Massachusetts

May 23, 2024